Exhibit 10.37

RELEASE OF CLAIMS

This release of claims (this “Agreement”) is made by and between NextGen Healthcare, Inc. (the “Company”), and John R. Frantz (“Executive”). The Company and Executive are sometimes collectively referred to herein as the “Parties” and individually referred to as a “Party.”

RECITALS

WHEREAS, Executive signed a Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) with the Company on July 7, 2015, a copy of which is attached hereto as Exhibit A;

WHEREAS, Executive and the Company are parties to an Executive Employment Agreement effective as of July 1, 2015, as amended by that certain Executive Employment Agreement Addendum effective as of January 22, 2019 (together, the “Severance Agreement”), which, among other things, provides for certain termination benefits to be paid to Executive by the Company upon the termination of Executive’s employment under certain circumstances;

WHEREAS, Executive was employed by the Company until June 18, 2021, when Executive’s employment terminated (“Termination Date”);

WHEREAS, Executive has agreed to enter into a standard release of claims in favor of the Company as a condition to receiving the Termination Benefits (as defined below) described in this Agreement; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment relationship with the Company and the termination of that relationship.

NOW THEREFORE, for good and valuable consideration, including the mutual promises and covenants made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.Termination. Executive’s employment with the Company terminated on the Termination Date. The Termination Date will be the termination date of Executive’s employment with the Company and any of its affiliates for all purposes, including active participation in and coverage under all benefit plans and programs sponsored by or through the Company and its affiliates, except as provided in this Agreement.  Executive hereby confirms his resignation from all positions he holds with the Company and any of its affiliates, including his position as Chief Executive Officer of the Company and as a member of the board of directors of the Company (the “Board”), effective as of the Termination Date.

2.Payment of Salary and Receipt of All Benefits.

(a)Accrued Compensation.  On the Termination Date, the Company will pay Executive all accrued but unpaid wages, including any accrued, unused vacation or paid time off, through the Termination Date.  Executive shall receive any other benefits due to Executive under any Company-

provided plans, policies, and arrangements in accordance with such plans, policies or arrangement. Executive acknowledges and represents that, other than the consideration to be paid in accordance with this Section 2 or Section 3 below, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, draws, stock, stock options or other equity awards (including restricted stock unit awards), vesting, and any and all other benefits and compensation due to Executive and that no other reimbursements or compensation are owed to Executive, including under the Severance Agreement.

(b)The Company will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of his job duties prior to the Termination Date in accordance with the Company’s policies, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than thirty (30) days after the Termination Date.

(c) Subject to Section 3 below, and except as otherwise required by applicable law, Executive’s entitlement to health benefits from the Company, and eligibility to participate in the Company’s health benefit plans, shall cease on the last day of the calendar month during which the Termination Date occurs, except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself and any covered dependents. Executive’s entitlement to other benefits from the Company, and eligibility to participate in the Company’s other benefit plans and programs, shall cease on the Termination Date.

3.Termination Benefits.  In consideration for Executive’s agreement to be bound by the terms of this Agreement, including but not limited to the release of claims in Section 4, but subject to Executive’s compliance with Section 9, the Company agrees to provide Executive with the following termination benefits (the “Termination Benefits”):

(a)Termination Payment.  Executive will receive a payment (less applicable withholding taxes) equal to $2,126,250, representing one hundred fifty percent (150%) of the sum of the Executive’s annual base salary ($675,000) plus the Executive’s target bonus for 2021 ($742,500), each at the level in effect immediately prior to the Termination Date paid in a single lump sum payment on the sixtieth (60th) day following the Termination Date.  For the avoidance of doubt, Executive will not be entitled to any bonus, or pro-rated portion thereof, for fiscal year 2022.

(b)Equity Vesting.  Notwithstanding any language to the contrary set forth in any award agreements issued to Executive under Company’s Amended and Restated 1998 Stock Option Plan, Company’s Second Amended and Restated 2005 Stock Option and Incentive Plan or Company’s 2015 Equity Incentive Plan or any subsequent Company stock plan, upon the thirtieth (30th) day following the Termination Date, for awards the vesting of which is solely time-based and not subject to the satisfaction of a performance condition, the unvested portion of any such unvested stock option, restricted stock unit or other equity award granted to Executive shall vest, which portion shall be the number of shares that would have vested per the applicable award as of the eighteen-month anniversary of the Termination Date had Executive remained continuously employed by Company through such date.  As of the Termination Date, all equity awards that are subject to the satisfaction of a performance condition (including, without limitation, all performance stock units or performance stock awards granted to Executive), and any equity awards that are not eligible to vest pursuant to this Section 3(b) on the thirtieth (30th) day following the Termination Date, shall terminate immediately upon the Termination Date. Executive’s vested equity awards, after giving effect to such accelerated vesting, is set forth on Exhibit B.  Executive’s vested equity awards, and the period of time during which Executive may exercise his vested stock options following the

Termination Date, shall be governed by the terms and conditions of the equity award agreements and the equity plan under which such equity awards were granted.  With respect to any tax withholding obligation arising in connection with the vesting and distribution of the restricted stock awards held by Executive, the vesting of which will accelerate pursuant to this Section 3(b), such tax withholding obligation shall be satisfied by means of the surrender or withholding of a net number of vested shares of Company common stock subject to such awards having a then current fair market value not exceeding the amount necessary to satisfy the tax withholding obligation of the Company based on the minimum applicable statutory withholding rates for federal, state and local income tax and payroll tax purposes, in accordance with the terms of the equity plan pursuant to which such equity awards were granted.

(c)Continuation Coverage.  If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (i) a period of eighteen (18) months from the Termination Date or (ii) the date upon which Executive becomes covered under similar plans of a subsequent employer.  The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy.  Notwithstanding the first sentence of this Section 3(c), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to eighteen (18) such payments.  For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

4.Release of Claims. Executive agrees that the consideration to be paid in accordance with Section 3 of this Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, stockholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date of Executive’s execution of this Agreement, including, without limitation the following:

(a)any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§ 12945.2, 19702.3; the California Labor Code; the California Business & Professions Code; the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; or the California Corporate Criminal Liability Act, Cal. Penal Code § 387; the Georgia Equal Pay Act; the Georgia Prohibition of Age Discrimination in Employment Act; the Georgia Equal Employment for Persons with Disabilities Code; the Georgia Discriminatory Wage Practices Based on Sex Act; and the Wyoming Fair Employment Practices Act Wyo. Stat. Ann. §§ 27-9-101 to 27-9-106;

(e)           any and all claims for violation of the federal, or any state, constitution;

(f)      any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)           any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement or the Severance Agreement; and

(h)           any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section 4 (the “Release”) will be and remain in effect in all respects as a complete general release as to the matters released. The Release does not release claims that cannot be released as a matter of law. Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 4. Nothing in this Agreement waives (i) Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance, or any other indemnification rights to which Executive may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify Executive or hold Executive harmless;(ii) any vested rights Executive may have under the employee benefit plans, programs, or policies of the Company and its affiliates; (iii) Executive’s right to enforce the terms of this Agreement; and (iv) any right that may not be waived by private agreement.

5.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in

Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date on which Executive executes this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive is hereby advised by this writing that (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has at least twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement will not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and delivers it to the Company in less than the twenty-one (21)-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the Chief Legal Officer of the Company that is received prior to the Effective Date (as defined below).

6.Unknown Claims. Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive, being aware of California Civil Code Section 1542, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

7.No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Executive confirms that Executive has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Executive or any other present or former Company employees, including violations of the federal and state securities laws.

8.Sufficiency of Consideration. Executive hereby acknowledges and agrees that Executive has received good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Agreement and the Release contained in Section 4.

9.          Restrictive Covenants.

(a)Confidential Information. Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, which agreement will continue in force; provided, however, that as to any provisions regarding solicitation of employees contained in the Confidentiality Agreement that conflict with the provisions regarding solicitation of employees contained in this Agreement, the provisions of this Agreement will control.

(b)Noncompetition.  Executive acknowledges that: the Company does business or is actively planning to conduct business in the states of California, Georgia, and Wyoming, and each of the United States.  Consequently, in order to protect the Company’s interest in the goodwill of its relationship with customers and its trade secrets and confidential information, in (i) California, Georgia and Wyoming, and each of the United States, (ii) any area within one hundred (100) miles of any facility/hub of the Company or its subsidiaries, and (iii)  any other geographic area in which the Company or any of its subsidiaries  conducts, or is planning to conduct, the business at any time on or prior to the Termination Date (the “Restricted Territory”), for a period of eighteen (18) months following the Termination Date (the “Restricted Period”), Executive shall not, anywhere in the Restricted Territory, directly or indirectly, without the prior written consent of the Company, perform services for, with or without pay, or have a financial interest of any kind in, any business, individual, partner, firm, corporation, or other entity, whether as an employee, officer, director, consultant, owner, manager, operator, stockholder, member, partner, lender or otherwise, that is then a Competitor (as defined herein).  For purposes of this Agreement, a “Competitor” is any person or entity engaged in or planning to engage in the Business.  For purposes of this Agreement, the “Business” means the business of ambulatory-focused healthcare software and services solutions.  Notwithstanding the foregoing, the “beneficial ownership” by Executive, either individually or as a member of a “group,” as such terms are used in Regulation 13D of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than one percent (1%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this Agreement.

(c)Solicitation of Customers.  Executive acknowledges that continuity of the Company’s relationships with its customers, suppliers and service providers is material to the value of the Company and its business.  During the Restricted Period, Executive will not, directly or indirectly, solicit or influence or attempt to solicit or influence any customers, suppliers or service providers of the Company to terminate or limit their relationship as customers, suppliers or service providers to the Company or to divert their purchases, sales, supplies or other activities with respect to the Business to any Competitor.

(d) Solicitation of Employees. Executive agrees that, during the Restricted Period, Executive will not directly or indirectly (i) solicit, induce, recruit or encourage any of the Company’s employees to leave their employment at the Company or (ii) attempt to solicit, induce, recruit or encourage either for Executive or for any other person or entity, any of the Company’s employees to leave their employment.

(e)Return of Company Property; Passwords and Password-protected Documents. Executive confirms that Executive has returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in Executive’s possession or control, provided that Executive may retain his personal copies of (i) his compensation records, (ii) materials distributed to shareholders generally and (iii) any written agreement to which Executive is a party. Executive further confirms that Executive has cancelled all accounts for Executive’s benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. Executive also confirms that Executive has delivered all passwords in use by Executive at the time of Executive’s termination, a list of any documents that Executive created or of which Executive is otherwise aware that are password-protected, along with the password(s) necessary to access such password-protected documents.

(f)Nondisparagement. Subject to Section 11 of this Agreement, Executive agrees that Executive will not in any way, directly or indirectly, do or say anything at any time which disparages the Company, its business interests or reputation, or that of any of the other Releasees, except as required by law.

(g)Reformation of Provisions. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(h)Remedies.  It is expressly agreed that the Company and its subsidiaries and affiliates will or would suffer irreparable injury if Executive were to breach any of the provisions of this Section 9 and that the Company and its subsidiaries and affiliates would by reason of any such breach be entitled to injunctive relief in a court of competent jurisdiction without the need to post a bond or other security and without the need to demonstrate special damages.  The aforementioned injunctive relief is and shall be in addition to any other remedies that may be available to the Company and its subsidiaries and affiliates under this Agreement or otherwise.  In addition to all other rights and remedies available to the Company under law or in equity, the Company shall be entitled to withhold all Termination Benefits from Executive in the event of his breach of this Section 9.

10.No Cooperation. Subject to Section 11 of this Agreement, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive will state no more than that Executive cannot provide any such counsel or assistance.

11.Protected Activities. Notwithstanding anything herein to the contrary, nothing in this Agreement or the Confidentiality Agreement shall (a) prohibit Executive from filing a charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other comparable federal agency, state agency or securities regulatory body (the “Government Agencies”); (b) prohibit Executive from reporting possible violations of law to an appropriate Government Agency in a confidential manner without notice to the Company as authorized in any whistleblower protection provisions of any federal or state law or regulation; (c) communicating directly with any governmental, law enforcement, regulatory or self-regulatory body; or (d) limit Executive’s lawful opportunity to cooperate with or participate in any administrative proceeding or investigation that may be conducted by a Government Agency. With respect to any information disclosed pursuant to this protected activity exception that may constitute confidential or proprietary information, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure to any parties other than the relevant agency or authority. Except as prohibited by applicable law, rule, or regulation, the payments paid to pursuant to this Agreement will be the sole monetary relief available to Executive, and Executive will not be entitled to recover, and agrees to waive, any additional personal monetary relief that may be sought from or awarded against the Company in the future without regard to who filed or brought such claim. However, this Agreement does not waive Executive’s right to receive an award for original information from any Government Agency, including but not limited to any such award pursuant to Section 21F of the Securities Exchange Act of 1934. Further,

Executive’s participation in an investigation or other legal matter may include a disclosure of trade secret information provided that it must comply with the restrictions in the Defend Trade Secrets Act of 2016 (“DTSA”).  The DTSA provides that no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (ii) is made in a complaint or other document if such filing is under seal so that it is not made public. Also, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

12.No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, will be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

13.        Costs. The Parties will each bear their own costs, attorneys’ fees and other fees incurred in connection with the preparation of this Agreement.

14.        Arbitration.

(a)Agreement to Arbitrate.  The Company and Executive hereby agree to resolve by final and binding arbitration any and all claims or controversies in any way arising out of, relating to or associated with Executive’s employment with the Company or any of its parents, affiliates, or subsidiaries, or the termination of such employment or any breach of this Agreement. This mutual agreement to arbitrate includes any claims that the Company may have against Executive, or that Executive may have against the Company or against any of its officers, directors, employees, agents, successors, or parent, subsidiary, or affiliated entities so long as such claim is related to Executive’s employment with the Company. The Company and Executive agree that arbitration, as provided for in this Agreement, shall be the exclusive forum for the resolution of any covered dispute between the Parties. The Company and Executive agree that their mutual agreement to arbitrate shall constitute sufficient consideration by each Party for the promises made in this Section 14.

(b)Scope of Agreement. The claims covered by this Section 14 include, but are not limited to, claims for breach of any contract or covenant, express or implied; claims for breach of any fiduciary duty or other duty owed to Executive by Company or to Company by Executive; tort claims; claims for wages or other compensation due; claims for discrimination or harassment, including but not limited to discrimination or harassment based on race, sex, pregnancy, religion, national origin, ancestry, age, marital status, physical disability, mental disability, medical condition, or sexual orientation; and claims for violation of any federal, state or other governmental constitution, statute, ordinance or regulation (as originally enacted and as amended), including but not limited to claims under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Fair Labor Standards Act (“FLSA”), the Employee Retirement Income Security Act (“ERISA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and the Family and Medical Leave Act  (“FMLA”) (collectively, “Arbitrable Disputes”).

(c)Procedure.  Executive’s request to arbitrate must be directed to the Board at the Company’s principal place of business. A request submitted by the Company shall be sent to the Executive at the Executive’s address as reflected on the Company’s personnel records. Any arbitration shall be conducted before a single arbitrator of JAMS under the Employment Arbitration Rules and Procedures (the “Rules”) of JAMS then in effect. Executive can obtain a copy of the Rules on the website of JAMS, which is www.jamsadr.com and a copy will be provided to Executive upon request. JAMS has previously maintained the Rules at this URL: http://www.jamsadr.com/rules-employment-arbitration. The arbitration will be conducted in Atlanta, Georgia, and Executive and the Company consent to jurisdiction in California and venue in Atlanta, Georgia.  If Executive is making a claim, the Company will pay any arbitration filing fee in excess of the amount Executive would have been required to pay (if any) to file the claim in court, and the Company will pay all of the arbitrator’s fees and other arbitration expenses. If the Company is making a claim, the Company will pay all filing fees and all expenses of the arbitration, including the arbitrator’s fees. Each Party shall bear its, his, or her own costs of legal representation; provided, however, if any Party prevails on a claim entitling the prevailing Party to attorneys’ fees and/or costs, the arbitrator may award reasonable fees and/or costs to the prevailing Party in accordance with such claim. The arbitrator shall have the authority to order such discovery by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration. The arbitrator shall issue a written decision that reveals the essential findings and conclusions on which the decision is based, and the arbitrator’s decision shall be subject to such judicial review as is provided by law. The mutual agreement to arbitrate claims as set forth in this Section 14 is enforceable under and governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (the “FAA”), but if the FAA is held not to apply to this Agreement for any reason, this mutual agreement to arbitrate claims shall be enforced under the laws of the State of Georgia.

(d)Administrative Relief.  This Section 14 does not limit Executive’s right to file an administrative charge with the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”), or any state agency charged with enforcement of fair employment practice laws, but Executive agrees to arbitrate under this Agreement all rights to any form of recovery or relief, including monetary or other damages. This agreement also does not apply to or cover claims for workers’ compensation benefits or compensation, claims for unemployment compensation benefits, or claims based upon an employee pension or benefit plan the terms of which contain an arbitration or other non-judicial dispute resolution procedure, in which case the provisions of such plan shall apply.

(e)Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Section 14 of this Agreement and fully understands it, including that EXECUTIVE EXPLICITLY WAIVES THE RIGHT TO TRIAL BY JURY.  Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

15.Section 409A.

(a)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation subject to and not exempt from Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b)It is intended that none of the severance payments under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 15(d) below or resulting from an involuntary separation from service as described in Section 15(d) below.  However, any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the Release Deadline, or, if later, such time as required by Section 15(c). Except as required by Section 15(c), any installment payments that would have been made to Executive during the period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the Release Deadline following Executive’s separation from service and the remaining payments will be made as provided in this Agreement.  In any case where Executive’s separation from service and the Release Deadline fall in two separate calendar years, any amount required to be paid to Executive that is conditioned on the effectiveness of the Release and is treated as a Deferred Payment shall be paid in the later calendar year.

(c)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A on the Termination Date (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(d)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.  Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of Section 15(a) above.

(e)Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(f)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A.

16.         Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

17.        No Representations. Executive represents that Executive has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

18.        Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision.

19.   Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, including, without limitation, the Severance Agreement; provided, however, that the Confidentiality Agreement and any of Executive’s written equity compensation agreements with the Company that are not superseded by this Agreement.

20.       No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chairman of the Compensation Committee of the Board.

21.Governing Law. This Agreement will be governed by the laws of the State of Georgia, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of Georgia. Any claims or legal actions by one Party against the other arising out of the relationship between the Parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in Atlanta, Georgia, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

22.        Effective Date. Executive understands that this Agreement will be null and void if not executed by Executive no later the end of the twenty-first (21st) calendar day after the Agreement is provided to Executive for consideration. Executive has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signs this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date (the “Effective Date”). Executive acknowledges and agrees that he will not be eligible for any of the Termination Benefits unless the Effective Date occurs within thirty (30) days following the Termination Date.  The Parties agree that any material or immaterial changes to this Agreement shall not extend the deadline for the occurrence of the Effective Date.

23.Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

24. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

25.Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive expressly acknowledges that:

(a)        Executive has read this Agreement;

(b)       Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c)       Executive understands the terms and consequences of this Agreement and of the releases it contains; and

(d)       Executive is fully aware of the legal and binding effect of this Agreement.

* * * * *

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

COMPANY	NEXTGEN HEALTHCARE, INC.

	By:	/s/ Craig A. Barbarosh
	Name:	Craig A. Barbarosh
	Title:	Vice Chairman of the Board

	Dated:	June 19, 2021

EXECUTIVE	John R. Frantz, an individual

/s/ John R. Frantz
(Signature)

	Dated:	June 19, 2021

EXHIBIT A

CONFIDENTIALITY AGREEMENT

[ATTACHED]

EXHIBIT B

VESTED EQUITY AWARDS

[ATTACHED]

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